Filed Pursuant to Rule 424(b)(3)
Registration No. 333-218581

REAL GOODS SOLAR, INC.

6,127,404 shares of Class A Common Stock

We are offering up to 6,127,404 shares of Class A common stock of Real Goods Solar, Inc. (“Common Stock”) upon exercise of existing Series A Warrants, Series C Warrants, Series F Warrants, Series I Warrants, Series K Warrants, and Series M Warrants (collectively, the “Warrants”). The Warrants were originally issued pursuant to an effective registration statement on Form S-3 File No. 333-193718 filed on February 3, 2014 (the “Original Registration Statement”), which was declared effective on February 10, 2014 and expired on February 10, 2017 pursuant to Rule 415(a)(5) under the Securities Act of 1933 (the “Securities Act”). On February 9, 2017, Form S-3 File No. 333-215985 was filed to replace the Original Registration Statement and trigger the grace period afforded by Rule 415(a)(5) so that securities covered by the Original Registration Statement could continue to be offered and sold during the grace period in accordance with Rule 415(a)(5) and Rule 415(a)(6). The table below indicates the current exercise price and number of shares of Common Stock the Warrants are exercisable for (as adjusted for the Reverse Stock Splits (as defined below) and other adjustments under the terms of the Warrants, as applicable), the issuance date(s), and expiration date(s) of the Warrants by Series.

Warrant Series	Current Exercise Price	Number of Shares	Issuance Date(s)	Expiration Date(s)
Series A	$1.27	2	February 26, 2015	August 26, 2020
Series C	$1.27	7	February 26, 2015	August 26, 2020
Series F	$744.00	720	June 30, 2015 or July 1, 2015	December 30, 2020 or January 2, 2020
Series I	$1.27	616,675	December 13, 2016	December 13, 2021
Series K	$3.10	3,710,000	February 6, 2017	February 7, 2022
Series M	$2.40	1,800,000	February 9, 2017	February 9, 2022

We will receive proceeds from payments in cash of the exercise price of the Warrants. If all of the Warrants are exercised for cash, we will receive total proceeds, before expenses, of $17,139,869. If at any time after there is no effective registration statement on file with the SEC registering, or no current prospectus available for, the issuance or resale of the shares of our Common Stock issuable upon exercise of the Warrants, the Warrants may be exercised by means of a “cashless exercise” and we will not receive any proceeds at such time.

Our Common Stock is quoted on The Nasdaq Capital Market under the symbol “RGSE.” On June 6, 2017, the last reported sale price of our Common Stock was $0.88 per share.

Investing in our securities involves certain risks. See “RISK FACTORS” beginning on page 5 of this prospectus for the risks that you should consider. You should read this entire prospectus carefully before you make your investment decision.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 29, 2017.

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ABOUT THIS PROSPECTUS

Except where the context requires otherwise, in this prospectus the terms “Company,” “our company,” “Real Goods Solar,” “we,” “us,” and “our” refer to Real Goods Solar, Inc., a Colorado corporation, and where appropriate, its direct and indirect subsidiaries.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information or to make any representations other than those contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and provide no assurance as to the reliability of, any other information that others may give you. For further information, please see the section of this prospectus entitled “Where You Can Find More Information.”

We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and the documents and information incorporated by reference into this prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, are accurate only as of their respective dates, regardless of time of delivery of this prospectus or of any sale of the shares. You should not assume that the information appearing in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates. We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

This prospectus and the information incorporated herein by reference contain trademarks, tradenames, service marks, and service names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they provide our current beliefs, expectations, assumptions and forecasts about future events, and include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations. The words “anticipate,” “believe,” “plan,” “estimate,” “expect,” “future,” “intend,” “may,” “will” and similar expressions as they relate to us are intended to identify such forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, without limitation, the following: our ability to implement our revenue growth strategy; our history of operating losses; our ability to achieve profitability; our ability to generate breakeven cash flow to fund our operations; our success in implementing our plans to increase future sales, and installations and revenue; restrictions on certain transactions and potential premiums and penalties under our outstanding warrants; rules, regulations and policies pertaining to electricity pricing and technical interconnection of customer-owned electricity generation such as net energy metering; the continuation and level of government subsidies and incentives for solar energy; our failure to timely or accurately complete financing paperwork on behalf of customers; the adoption and general demand for solar energy; the impact of a drop in the price of conventional energy on demand for solar energy systems; existing and new regulations impacting solar installations including electric codes;

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delays or cancellations for system installations where revenue is recognized on a percentage-of-completion basis; seasonality of customer demand and adverse weather conditions inhibiting our ability to install solar energy systems; changing and updating technologies and the issues presented by these new technologies related to customer demand and our product offering; geographic concentration of revenue from the sale of solar energy systems in Hawaii and east coast states, loss of key personnel and ability to attract necessary personnel; loss or suspension of licenses required for installation of solar energy systems; adverse outcomes arising from litigation and legal disputes to which we may be subject from time to time; our failure to accurately predict future warranty claims; the outcome of a dispute with a customer of our former Commercial segment related to remedial work; the possibility that our insurance carrier seeks reimbursement of legal expenses up to $1.5 million in connection with a now closed U.S. Securities and Exchange Commission investigation related to our July 2014 private placement; our ability to continue to obtain services and components from suppliers, installers and other vendors; disruption of our supply chain from equipment manufacturers and potential shortages of components for solar energy systems; factors impacting the timely installation of solar energy systems; competition; costs associated with safety and construction risks; continued access to competitive third party financiers to finance customer solar installations; increases in interest rates and tightening credit markets; our ability to meet customer expectations; risks and liabilities associated with placing employees and technicians in our customers’ homes and businesses; product liability claims; future data security breaches, or our inability to protect personally identifiable information or other information about our customers; failure to comply with the director independence standards of the U.S. Securities and Exchange Commission and the Nasdaq Capital Market; our inability to maintain effective disclosure controls and procedures and internal control over financial reporting; volatile market price of our Class A common stock; possibility of future dilutive issuances of securities and its impact on our ability to obtain additional financing; the low likelihood that we will pay any cash dividends on our Class A common stock for the foreseeable future; compliance with public reporting requirements; anti-takeover provisions in our organizational documents; the terms of our outstanding warrants to purchase Class A common stock and securities purchase agreements in connection with past offerings which limit our ability to enter into certain transactions or obtain financing, and which could result in our paying premiums or penalties to the holders of outstanding warrants; an increase in our cost of materials that could arise if the United States imposes trade remedies on imported crystalline silicon photovoltaic cells and modules; and such other factors as discussed throughout Part I, Item 1A, Risk Factors and Part II, Item 7, Management’s Discussion and Analysis of Financial Conditions and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2016 and Part I, Item 2, Management’s Discussion and Analysis of Financial Conditions and Results of Operations and Part II, Item 1A, Risk Factors included in our Quarterly Report on Form 10-Q for the period ended March 31, 2017.

Any forward-looking statement made by us in this prospectus and the documents incorporated by reference herein is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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PROSPECTUS SUMMARY

This summary highlights certain information about us and this offering. This summary is not complete and does not contain all the information you should consider before investing in our securities. You should read this summary in conjunction with, and the summary is qualified in its entirety by, the more detailed information contained elsewhere, or incorporated by reference, in this prospectus, and the information included in any free writing prospectus that we have authorized for use in connection with this offering, including the additional information described under “Where You Can Find More Information” and the information under “Risk Factors.”

Overview of our Company

We are a residential and commercial solar energy engineering, procurement and construction firm. We also perform most of our own sales and marketing activities to generate leads and secure projects. We offer turnkey services, including design, procurement, permitting, build-out, grid connection, financing referrals and warranty. Our solar energy systems use high-quality solar photovoltaic modules. We use proven technologies and techniques to help customers achieve savings by reducing their utility costs. In addition, we help customers lower their emissions output and reliance upon fossil fuel energy sources.

We, including our predecessors, have more than 39 years of experience in residential solar energy and trace our roots to 1978, when Real Goods Trading Corporation sold the first solar photovoltaic panels in the United States. We have designed and installed over 25,000 residential and commercial solar systems since our founding.

During 2014, we discontinued our entire former Commercial segment and sold the assets associated with our catalog segment (a portion of the Other segment). As a result of this major strategic shift, we now operate as three reportable segments: (1) Residential – the installation of solar energy systems for homeowners, including lease financing thereof, and for small businesses (small commercial) in the continental U.S.; (2) Sunetric – the installation of solar energy systems for both homeowners and business owners (commercial) in Hawaii; and (3) Other – catalog, for 2014, and corporate operations.

Our executive offices are located at 110 16th Street, 3rd Floor, Denver, CO 80202. Our telephone number is (303) 222-8300. Our website is www.rgsenergy.com. The information on our website is not intended to be a part of this prospectus, and you should not rely on any of the information provided there in making your decision to invest in our securities. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website.

Reverse Stock Splits

On May 17, 2015, we consummated a reverse stock split of all outstanding shares of our Common Stock at a ratio of one-for-20, whereby 20 shares of Common Stock were combined into one share of Common Stock (the “2015 Reverse Stock Split”). The 2015 Reverse Stock Split was previously authorized by a vote of our shareholders on May 12, 2015. We did not decrease our authorized shares of capital stock in connection with the 2015 Reverse Stock Split.

On June 2, 2016, we consummated a reverse stock split of all outstanding shares of our Common Stock at a ratio of one-for-20, whereby 20 shares of Common Stock were combined into one share of Common Stock (the “2016 Reverse Stock Split”). The 2016 Reverse Stock Split was previously authorized by a vote of our shareholders on May 27, 2016. We did not decrease our authorized shares of capital stock in connection with the 2016 Reverse Stock Split.

On January 25, 2017, we consummated a reverse stock split of all outstanding shares of our Common Stock at a ratio of one-for-30, whereby 30 shares of Common Stock were combined into one share of Common Stock (the “2017 Reverse Stock Split” and together with the 2015 Reverse Stock Split and the 2016 Reverse Stock Split, collectively, the “Reverse Stock Splits”). The 2017 Reverse Stock Split was previously authorized by a vote of our shareholders on January 23, 2017. We did not decrease our authorized shares of capital stock in connection with the 2017 Reverse Stock Split.

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Unless indicated otherwise, all exercise prices and share amounts set forth in this prospectus are presented to reflect the Reverse Stock Splits and other adjustments under the terms of the Warrants, as applicable.

The Offering

Class A Common Stock offered	Warrant Series	Number of shares
	Series A	2
	Series C	7
	Series F	720
	Series I	616,675
	Series K	3,710,000
	Series M	1,800,000
	Total	6,127,404

Class A Common Stock outstanding before this offering	7,480,906 shares as of June 6, 2017

Class A Common Stock outstanding after this offering (assuming full exercise of the warrants)	13,608,310 shares

Warrant Exercise Terms	The Series A and Series C Warrants may be exercised, in whole or in part, upon the election of the holder at any time and until August 26, 2020 at a current exercise price of $1.27 per share.

The Series F Warrants may be exercised, in whole or in part, upon the election of the holder at any time and until December 30, 2020 or January 2, 2020, depending on the date of issuance, at a current exercise price of $744.00 per share.

The Series I Warrants may be exercised, in whole or in part, upon the election of the holder at any time and until December 13, 2021 at a current exercise price of $1.27 per share.

The Series K Warrants may be exercised, in whole or in part, upon the election of the holder at any time and until February 7, 2022 at an initial and current exercise price of $3.10 per share.

The Series M Warrants may be exercised, in whole or in part, upon the election of the holder at any time and until February 9, 2022 at an initial and current exercise price of $2.40 per share.

The Warrants may be exercised in a cashless exercise under certain circumstances. See the section entitled “Description of the Transaction – Description of the Warrants.”

Use of proceeds	General corporate purposes. See the section entitled “Use of Proceeds.”

Nasdaq Capital Market symbol	RGSE

Risk factors	You should consider carefully the information set forth in the section entitled “Risk Factors,” beginning on page 5 of this prospectus, in deciding whether or not to invest in our Common Stock.

Plan of distribution	From time to time after the date of this prospectus, we will directly offer and issue the shares of Common Stock issuable under the warrants to the warrant holders upon the exercise of the warrants in accordance with their terms. See the section entitled “Plan of Distribution” for a complete description of the manner in which the shares registered hereby may be distributed.

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision you should carefully read and consider the risks described below, together with all of the other information included or incorporated by reference in this prospectus, including, without limitation, the risk factors in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are on file with the SEC. If any of the risks listed in our most recent Annual Report on Form 10-K or Quarterly Reports on Form 10-Q or any of the following risks actually occur, our business, financial condition, or results of operations could suffer. In that case, the market price of our Common Stock offered by this prospectus could decline, and you may lose all or part of your investment. You should read the section entitled “Special Note Regarding Forward-Looking Statements” above for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus. Additional risks and uncertainties that we do not presently know or that we currently deem immaterial may also have a material adverse effect on our business.

Management will have broad discretion as to the use of the net proceeds from this offering, and Real Goods Solar may not use the proceeds effectively.

Real Goods Solar’s management will have broad discretion as to the application of the net proceeds from this offering. Real Goods Solar’s shareholders may not agree with the manner in which Real Goods Solar’s management chooses to allocate and spend the net proceeds. Moreover, Real Goods Solar’s management may use the net proceeds for corporate purposes that may not increase Real Goods Solar’s profitability or market value.

Certain investors in this offering will experience immediate and substantial dilution.

The exercise price for the shares issuable upon exercise of many of the Warrants pursuant to this prospectus is substantially higher than the net tangible book value per share of Common Stock. Therefore, if you exercise your warrants and purchase the underlying shares of Common Stock in this offering, you may incur immediate and substantial dilution in the net tangible book value per share of Common Stock from the price per share that you pay for the securities. Based on the sale of 720 shares at an exercise price of $744.00 per shares in this offering pursuant to the Series F Warrants, you will suffer immediate dilution of approximately $741.72 per share in the net tangible book value of the Common Stock. Based on the sale of 3,710,000 shares at an exercise price of $3.10 per shares in this offering pursuant to the Series K Warrants, you will suffer immediate dilution of approximately $0.59 per share in the net tangible book value of the Common Stock. Based on the sale of 1,800,000 shares at an exercise price of $2.40 per shares in this offering pursuant to the Series M Warrants, you will suffer immediate dilution of approximately $0.15 per share in the net tangible book value of the Common Stock. Moreover, Real Goods Solar has a substantial number of stock options and warrants to purchase Common Stock outstanding. If the holders of outstanding options and warrants exercise those options and warrants at prices below the exercise price, you will incur further dilution.

The exercise price of the warrants is not an indication of Real Goods Solar’s value.

The exercise prices of the Warrants of between $1.27 and $744.00 per share does not bear any relationship to the book value of Real Goods Solar’s assets, past operations, cash flows, losses, financial condition or any other established criteria for value. You should not consider the exercise price as an indication of the value of the Common Stock. At the date of filing of the registration statement of which this prospectus is a part, our Common Stock traded at a per share price below the exercise prices of the Warrants. In the future, our Common Stock may trade at prices above or below the exercise prices of the Warrants.

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DESCRIPTION OF THE TRANSACTION

Registered Offerings

February 2015 Offering

On February 26, 2015, pursuant to a Securities Purchase Agreement, dated February 23, 2015, between Real Goods Solar, Inc. and the investor party thereto, the Company closed an offering and sale of units consisting of: (i) one share of Common Stock; (ii) a Series A Warrant to purchase shares of Common Stock equal to 50% of the sum of the number of shares of Common Stock purchased as part of the units plus, the number of shares of Common Stock issuable upon exercise in full of the Series E Warrants (without regard to any limitations on exercise); (iii) a Series B Warrant to purchase shares of Common Stock for a stated amount equal to the investor’s pro rata share of $8,000,000 based on the purchase price paid by each investor for the units; (iv) a Series C Warrant to purchase up to 50% of that number of shares of Common Stock actually issued upon exercise of the Series B Warrant; and (v) a Series D Warrant to purchase additional shares of Common Stock in an amount determined on a future reset date after the issuance of the Series D Warrant. In addition, in the event that an investor, together with certain affiliates, would beneficially own in excess of 4.99% of the number of shares of Common Stock outstanding immediately after the closing of the offering as a result of its purchase of Units, the Company issued to such investor shares of Common Stock in an amount up to such 4.99% cap and a Series E Warrant to purchase the balance of the shares of Common Stock the investor would have received at closing but for the 4.99% cap. On February 27, 2015, the Company closed the related offering of units to public investors. The purchase price for each unit was $0.50. The Company offered and sold the units, the shares of Common Stock and the warrants issued as part of the units, and the shares of Common Stock issuable upon exercise of the warrants issued as part of the units pursuant to an effective registration statement on Form S-3 (File No. 333-193718). The shares of Common Stock issuable upon exercise of the Series A Warrants, the Series B Warrants, the Series C Warrants, the Series D Warrants, and the Series E Warrants are also registered on the same registration statement. The Company received net proceeds of approximately $2.75 million at the closing, after deducting commissions to the placement agent and estimated offering expenses payable by the Company associated with the offering. In addition, the Company received approximately $800,000 of additional proceeds upon the exercise of Series B Warrants in connection with the closing of the offering.

June/July 2015 Offering

On June 30, 2015, pursuant to a Securities Purchase Agreement, dated June 26, 2015, between Real Goods Solar, Inc. and the investors party thereto, the Company completed $4.1 million of a $5 million offering of units consisting of Common Stock and Series F Warrants to purchase 30% of one share of Common Stock at a purchase price per unit of $3.65. On July 1, 2015, the Company completed the remaining $900,000 of the offering and sale of units. The Company offered and sold the units, the shares of Commons Stock and the Series F Warrants issued as part of the units, and the shares of Common Stock issuable upon exercise of the Series F warrants issued as part of the Units pursuant to an effective registration statement on Form S-3 (File No. 333-193718). The shares of Common Stock issuable upon exercise of the Series F Warrants are also registered on the same registration statement. At the two closings, the Company issued an aggregate of 1,369,864 shares of Common Stock to investors or into escrow and Series F Warrants exercisable into 410,969 shares of Common Stock to investors (these figures do not reflect the 2016 Reverse Stock Split or the 2017 Reverse Stock Split). The Company received net proceeds of approximately $4.4 million after both closings, after deducting commissions to the placement agent and estimated offering expenses payable by the Company associated with the offering.

December 2016 Offering

On December 13, 2016, pursuant to a Securities Purchase Agreement, dated December 8, 2016, between Real Goods Solar, Inc. and the investors party thereto, the Company closed an offering and sale of units consisting of shares of Common Stock and Series I Warrants to purchase shares of Common Stock. As a result, the Company issued 18,499,998 shares of Common Stock and Series I Warrants to purchase 18,499,998 shares of Common Stock (these figures do not reflect the 2017 Reverse Stock Split). The purchase price for a unit was $0.22. The Company offered and sold the units, and the shares of Commons Stock and the Series I Warrants issued as part of the units, pursuant to an effective registration statement on Form S-3 (File No. 333-193718). The shares of Common Stock issuable upon exercise of the Series I Warrants are also registered on the same registration statement. The Company received net proceeds of approximately $3.6 million at the closing, after deducting commissions to the placement agents and estimated offering expenses payable by the Company associated with the offering.

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February 2017 Offerings

On February 6, 2017, pursuant to a Securities Purchase Agreement, dated February 1, 2017, between Real Goods Solar, Inc. and the investors party thereto, the Company closed an offering and sale of (a) units, “February 6 Primary Units,” each consisting of one share of Common Stock and a Series K Warrant to purchase one share of Common Stock, and (b) units, “February 6 Alternative Units,” each consisting of a prepaid Series L Warrant to purchase one share of Common Stock, and a Series K Warrant. As a result, the Company issued 2,096,920 shares of Common Stock, Series K Warrants to purchase 3,710,000 shares of Common Stock, and Series L Warrants to purchase 1,613,080 shares of Common Stock. The purchase price for a February 6 Primary Unit was $3.10 and the purchase price for a February 6 Alternative Unit was $3.09. The Company offered and sold the February 6 Primary Units and February 6 Alternative Units, the shares of Commons Stock and the Series K Warrants issued as part of the February 6 Primary Units, and the Series L Warrants and the Series K Warrants issued as part of the February 6 Alternative Units pursuant to an effective registration statement on Form S-3 (File No. 333-193718). The shares of Common Stock issuable upon exercise of the Series L Warrants and the Series K Warrants were also registered on the same registration statement. The Company received net proceeds of approximately $10.5 million at the closing, after deducting commissions to the placement agents and estimated offering expenses payable by the Company associated with the offering.

On February 9, 2017, pursuant to a Securities Purchase Agreement, dated February 7, 2017, between Real Goods Solar, Inc. and the investors party thereto, the Company closed an offering and sale of (a) units, “February 9 Primary Units,” each consisting of one share of Common Stock, and a Series M Warrant to purchase 75% of one share of Common Stock and (b) units, “February 9 Alternative Units,” each consisting of a prepaid Series N Warrant to purchase one share of Common Stock, and a Series M Warrant. As a result, the Company issued 1,650,000 February 9 Primary Units, 750,000 February 9 Alternative Units, 1,650,000 shares of Common Stock as part of the February 9 Primary Units, Series M Warrants to purchase 1,800,000 shares of Common Stock, and Series N Warrants to purchase 750,000 shares of Common Stock. The purchase price for a February 9 Primary Unit was $2.50 and the purchase price for a February 9 Alternative Unit was $2.49. The Company offered and sold the February 9 Primary Units and February 9 Alternative Units, the shares of Commons Stock and the Series M Warrants issued as part of the February 9 Primary Units, and the Series N Warrants and the Series M Warrants issued as part of the February 9 Alternative Units pursuant to an effective registration statement on Form S-3 (File No. 333-193718). The shares of Common Stock issuable upon exercise of the Series M Warrants and the Series N Warrants were also registered on the same registration statement. The Company received net proceeds of approximately $5.5 million at the closing, after deducting commissions to the placement agents and estimated offering expenses payable by the Company associated with the offering.

Description of the Warrants

Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent. However, there is no established public trading market for the Warrants and Real Goods Solar does not expect one to develop.

The below descriptions of the terms of the Warrants are qualified in their entirety by the forms of Warrants attached hereto as Exhibits 4.2, 4.3, 4.4, 4.5 and 4.6, respectively.

Terms of the Series A Warrants

The Series A Warrants were initially issued to purchase shares of Common Stock equal to 50% of the sum of the number of shares of Common Stock purchased as part of the units sold in the February 2015 offering plus, the number of shares of Common Stock issuable upon exercise in full of the Series E Warrants (without regard to any limitations on exercise). The Series A Warrants were exercisable beginning on the six month anniversary after issuance and will expire five years following the initial exercisability date. The initial exercise price of the Series A Warrants was $0.50, subject to adjustments for stock splits and similar events. In addition, the Company may, with the consent of the “required holders” (as defined in the Series A Warrants), reduce the then current exercise price to any amount and for any period of time deemed appropriate by the Company’s board of directors. Also, if after issuance of the Series A Warrants the Company publicly announces the issuance or sale, issues or sells, or is deemed to have issued or sold, any shares of Common Stock for consideration per share less than the exercise price in effect

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at the time, then the exercise price then in effect shall be reduced to an amount equal to such per share consideration. Under certain circumstances, the holders of the Series A Warrants may elect to exercise them through a cashless exercise, in which case the holders will receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Series A Warrant and the Company will not receive the exercise price. Upon the occurrence of certain “fundamental transactions” (as defined in the Series A Warrants) or if the Company is unable to obtain the shareholder approvals described below, the holders of the Series A Warrants may request that the Company purchase the Series A Warrants in cash for an amount equal to the Black Scholes value of the remaining unexercised portion of the Series A Warrants.

A holder may not exercise a Series A Warrant and the Company may not issue shares of Common Stock upon exercise of the Series A Warrant if, after giving effect to the exercise or issuance, the holder together with its affiliates would beneficially own in excess of 9.99% of the outstanding shares of Common Stock. At each holder’s option, the cap may be increased or decrease to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to the Company.

The holders of the Series A Warrants are entitled to acquire options, convertible securities or rights to purchase the Company’s securities or property granted, issued or sold pro rata to the holders of its Common Stock on an “as if exercised for Common Stock” basis. The holders of the Series A Warrants are entitled to receive any dividend or other distribution of the Company’s assets (or rights to acquire its assets), at any time after the issuance of the Series A Warrants, on an “as if exercised for Common Stock” basis. The Series A Warrants prohibit the Company from entering into transactions constituting a “fundamental transaction” (as defined in the Series A Warrants) unless the successor entity assumes all of the Company’s obligations under the Series A Warrants and the other transaction documents in a written agreement approved by the “required holders” of the Series A Warrants. The definition of “fundamental transactions” includes, but is not limited to, mergers, a sale of all or substantially all our assets, certain tender offers and other transactions that result in a change of control.

Terms of the Series C Warrants

The Series C Warrants were initially issued to purchase up to 50% of that number of shares of Common Stock actually issued upon exercise of the holder’s Series B Warrant sold in the February 2015 offering, at an initial exercise price of $0.50 per share. In addition, the Company may, with the consent of the “required holders” (as defined in the Series C Warrants), reduce the then current exercise price to any amount and for any period of time deemed appropriate by the Company’s board of directors. The Series C Warrants were exercisable beginning on the six month anniversary after issuance and will expire five years following the initial exercisability date. Other than as described in this paragraph, the terms of the Series C Warrants are substantially the same as the terms of the Series A Warrants.

Terms of the Series F Warrants

The Series F Warrants were exercisable beginning on the six month anniversary after issuance and will expire five years following the initial exercisability date. The initial exercise price of the Series F Warrants was $4.20 per share, subject to adjustments for stock splits and similar events and a reset. In addition, the Company may, with the consent of the “required holders” (as defined in the Series F Warrants), reduce the then current exercise price to any amount and for any period of time deemed appropriate by the Company’s board of directors. The exercise price of the Series F Warrants was reset on July 10, 2015 to an amount equal to 85% of the arithmetic average of the three lowest volume weighted average price of the Common Stock during the period commencing on the date of the Securities Purchase Agreement the Series F Warrants were issued pursuant to and ending on, and including, July 9, 2015. The current exercise price of the Series F Warrants is $744.00 per share. Under certain circumstances, the holders of the Series F Warrants may elect to exercise them through a cashless exercise, in which case the holders will receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Warrant and the Company will not receive the exercise price.

A holder may not exercise a Series F Warrant and the Company may not issue shares of Common Stock upon exercise of the Series F Warrant if, after giving effect to the exercise or issuance, the holder together with its affiliates would beneficially own in excess of 9.99% of the outstanding shares of Common Stock. At each holder’s

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option, the cap may be increased or decrease to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to the Company.

The holders of the Series F Warrants are entitled to acquire options, convertible securities or rights to purchase the Company’s securities or property granted, issued or sold pro rata to the holders of its Common Stock on an “as if exercised for Common Stock” basis. The holders of the Series F Warrants are entitled to receive any dividend or other distribution of the Company’s assets (or rights to acquire its assets), at any time after the issuance of the Series F Warrants, on an “as if exercised for Common Stock” basis. The Series F Warrants prohibit the Company from entering into transactions constituting a “fundamental transaction” (as defined in the Series F Warrants) unless the successor entity assumes all of the Company’s obligations under the Series F Warrants and the other transaction documents in a written agreement approved by the “required holders” of the Series F Warrants. The definition of “fundamental transactions” includes, but is not limited to, mergers, a sale of all or substantially all our assets, certain tender offers and other transactions that result in a change of control.

Terms of the Series I Warrants

The Series I Warrants were exercisable upon issuance and will remain exercisable until the fifth anniversary of the date of issuance. The initial exercise price of the Series I Warrants was $0.35 per share, subject to adjustments for stock splits and similar events and a reset. Since the exercise price in effect on April 1, 2017 of $10.50 was higher than the lowest daily volume weighted average price (as defined in the Series I Warrants) of the Common Stock on any trading day during the month of March 2017, the exercise price was reset to such lower price of $1.27. In addition, the Company may, with the consent of the “required holders” (as defined in the Series I Warrants), reduce the then current exercise price to any amount and for any period of time deemed appropriate by the Company’s board of directors. Under certain circumstances, the holders of the Series I Warrants may elect to exercise them through a cashless exercise, in which case the holders will receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Series I Warrants and the Company will not receive the exercise price.

A holder may not exercise a Series I Warrant and the Company may not issue shares of Common Stock under a Series I Warrant if, after giving effect to the exercise or issuance, the holder together with its affiliates would beneficially own in excess of a set percentage of the outstanding shares of the Common Stock. The cap was set on the date of issuance at either 4.99% or 9.99%, at each holder’s election. If no election was made, the initial cap was set at 4.99%. At each holder’s option, the cap may be increased or decreased to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to the Company.

The holders of the Series I Warrants are entitled to acquire options, convertible securities or rights to purchase the Company’s securities or property granted, issued or sold pro rata to the holders of its Common Stock on an “as if exercised for Common Stock” basis. The holders of the Series I Warrants are entitled to receive any dividend or other distribution of the Company’s assets (or rights to acquire its assets), at any time after the issuance of the Series I Warrants, on an “as if exercised for Common Stock” basis. The Series I Warrants prohibit the Company from entering into transactions constituting a “fundamental transaction” (as defined in the Series I Warrants) unless the successor entity assumes all of the Company’s obligations under the Series I Warrants and the other transaction documents in a written agreement approved by the “required holders” of the Series I Warrants. The definition of “fundamental transactions” includes, but is not limited to, mergers, a sale of all or substantially all of the Company’s assets, certain tender offers and other transactions that result in a change of control.

Terms of the Series K Warrants

The Series K Warrants were exercisable upon issuance and will remain exercisable until the fifth anniversary of the date of issuance. The initial exercise price of the Series K Warrants was $3.10 per share, subject to adjustments for stock splits and similar events. In addition, the Company may, with the consent of the “required holders” (as defined in the Series K Warrants), reduce the then current exercise price to any amount and for any period of time deemed appropriate by the Company’s board of directors. Under certain circumstances, the holders of the Series K Warrants may elect to exercise them through a cashless exercise, in which case the holders will receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Series K Warrants and the Company will not receive the cash exercise price.

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A holder may not exercise a Series K Warrant and we may not issue shares of Common Stock under a Series K Warrant if, after giving effect to the exercise or issuance, the holder together with its affiliates would beneficially own in excess of a set percentage of the outstanding shares of our Common Stock. The cap was set on the date of issuance at either 4.99% or 9.99%, at each holder’s election. If no election was made, the initial cap was set at 4.99%. At each holder’s option, the cap may be increased or decreased to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to us.

The holders of the Series K Warrants are entitled to acquire options, convertible securities or rights to purchase the Company’s securities or property granted, issued or sold pro rata to the holders of its Common Stock on an “as if exercised for Common Stock” basis. The holders of the Series K Warrants are entitled to receive any dividend or other distribution of the Company’s assets (or rights to acquire its assets), at any time after the issuance of the Series K Warrants, on an “as if exercised for Common Stock” basis. The Series K Warrants prohibit the Company from entering into transactions constituting a “fundamental transaction” (as defined in the Series K Warrants) unless the successor entity assumes all of the Company’s obligations under the Series K Warrants and the other transaction documents in a written agreement approved by the “required holders” of the Series K Warrants. The definition of “fundamental transactions” includes, but is not limited to, mergers, a sale of all or substantially all of the Company’s assets, certain tender offers and other transactions that result in a change of control.

Terms of the Series M Warrants

The Series M Warrants were exercisable upon issuance and will remain exercisable until the fifth anniversary of the date of issuance. The initial exercise price of the Series M Warrants was $2.40 per share, subject to adjustments for stock splits and similar events. In addition, the Company may, with the consent of the “required holders” (as defined in the Series M Warrants), reduce the then current exercise price to any amount and for any period of time deemed appropriate by the Company’s board of directors. Under certain circumstances, the holders of the Series M Warrants may elect to exercise them through a cashless exercise, in which case the holders will receive upon such exercise the “net number” of shares of Common Stock determined according to the formula set forth in the Series M Warrants and the Company will not receive the cash exercise price.

A holder may not exercise a Series M Warrant and we may not issue shares of Common Stock under a Series M Warrant if, after giving effect to the exercise or issuance, the holder together with its affiliates would beneficially own in excess of a set percentage of the outstanding shares of our Common Stock. The cap was set on the date of issuance at either 4.99% or 9.99%, at each holder’s election. If no election was made, the initial cap was set at 4.99%. At each holder’s option, the cap may be increased or decreased to any other percentage not in excess of 9.99%, except that any increase will not be effective until the 61st day after notice to us.

The holders of the Series M Warrants are entitled to acquire options, convertible securities or rights to purchase the Company’s securities or property granted, issued or sold pro rata to the holders of its Common Stock on an “as if exercised for Common Stock” basis. The holders of the Series M Warrants are entitled to receive any dividend or other distribution of the Company’s assets (or rights to acquire its assets), at any time after the issuance of the Series M Warrants, on an “as if exercised for Common Stock” basis. The Series M Warrants prohibit the Company from entering into transactions constituting a “fundamental transaction” (as defined in the Series M Warrants) unless the successor entity assumes all of the Company’s obligations under the Series M Warrants and the other transaction documents in a written agreement approved by the “required holders” of the Series M Warrants. The definition of “fundamental transactions” includes, but is not limited to, mergers, a sale of all or substantially all of the Company’s assets, certain tender offers and other transactions that result in a change of control.

USE OF PROCEEDS

If all of the Warrants are exercised for cash (assuming no additional exercise price adjustments), we estimate that the total net proceeds of such exercises, after deducting estimated expenses of this offering of approximately $25,000, would be approximately $17.1 million, which we will use for working capital and other general corporate purposes. As of the date of this prospectus, we cannot specify with certainty all of the particular

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uses for the net proceeds we will have upon completion of the offering. Accordingly, we will retain broad discretion over the use of these proceeds

If at any time after the Warrants are exercisable there is no effective registration statement on file with the SEC registering, or no current prospectus available for, the issuance or resale of the shares of our Common Stock issuable upon exercise of the Warrants, the Warrants may be exercised by means of a “cashless exercise” and we will not receive any proceeds at such time.

We will bear all costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our accountants.

DILUTION

Dilution is the amount by which the exercise price paid by the holders of the warrants to purchase the underlying shares of Common Stock sold in this offering will exceed the as-adjusted net tangible book value per share of Common Stock after the offering.

Net tangible book value per share of Common Stock as of a particular date represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of Common Stock outstanding as of such date. As of March 31, 2017 our net tangible book value was approximately $16.5 million, or $2.21 per share of Common Stock. Purchasers of our Common Stock upon exercise of warrants in this offering will experience substantial and immediate dilution in net tangible book value per share of Common Stock for financial accounting purposes, as illustrated in the following tables. The tables assume that all of the Warrants are exercised for cash and are based on there being 7,480,906 shares of Common Stock outstanding as of June 6, 2017.

Series A Warrants and Series C Warrants

Exercise price per share for the Series A and Series C Warrants	$1.27
Net tangible book value per share as of March 31, 2017	$2.21
Increase in as-adjusted net tangible book value per share attributable to purchasers of Common Stock pursuant to the Series A and Series C Warrants in this offering	$0.00
Adjusted net tangible book value per share after giving effect to the purchase of Common Stock pursuant to the Series A and Series C Warrants in this offering	$2.21
(Increase) Immediate dilution in net tangible book value per share to purchasers of Common Stock pursuant to the Series A and Series C Warrants in this offering	$(0.94)

Series F Warrants

Exercise price per share for the Series F Warrants	$744.00
Net tangible book value per share as of March 31, 2017	$2.21
Increase in as-adjusted net tangible book value per share attributable to purchasers of Common Stock pursuant to the Series F Warrants in this offering	$0.07
Adjusted net tangible book value per share after giving effect to the purchase of Common Stock pursuant to the Series F Warrants in this offering	$2.28
Immediate dilution in net tangible book value per share to purchasers of Common Stock pursuant to the Series F Warrants in this offering	$741.72

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Series I Warrants

Exercise price per share for the Series I Warrants	$1.27
Net tangible book value per share as of March 31, 2017	$2.21
Increase in as-adjusted net tangible book value per share attributable to purchasers of Common Stock pursuant to the Series I Warrants in this offering	$0.07
Adjusted net tangible book value per share after giving effect to the purchase of Common Stock pursuant to the Series I Warrants in this offering	$2.14
(Increase) Immediate dilution in net tangible book value per share to purchasers of Common Stock pursuant to the Series I Warrants in this offering	$(0.87)

Series K Warrants

Exercise price per share for the Series K Warrants	$3.10
Net tangible book value per share as of March 31, 2017	$2.21
Increase in as-adjusted net tangible book value per share attributable to purchasers of Common Stock pursuant to the Series K Warrants in this offering	$0.29
Adjusted net tangible book value per share after giving effect to the purchase of Common Stock pursuant to the Series K Warrants in this offering	$2.51
Immediate dilution in net tangible book value per share to purchasers of Common Stock pursuant to the Series K Warrants in this offering	$0.59

Series M Warrants

Exercise price per share for the Series M Warrants	$2.40
Net tangible book value per share as of March 31, 2017	$2.21
Increase in as-adjusted net tangible book value per share attributable to purchasers of Common Stock pursuant to the Series M Warrants in this offering	$0.04
Adjusted net tangible book value per share after giving effect to the purchase of Common Stock pursuant to the Series M Warrants in this offering	$2.25
Immediate dilution in net tangible book value per share to purchasers of Common Stock pursuant to the Series M Warrants in this offering	$0.15

The tables above do not take into account any shares of Common Stock issuable in the future upon the exercise or conversion of currently outstanding derivative securities. We may in the future sell substantial additional amounts of Common Stock or securities convertible into or exercisable for Common Stock. We may also choose to raise additional capital due to market conditions or other strategic considerations even if we believe we have sufficient funds for our current or future operating plans. The issuance of these securities could result in further dilution to our shareholders.

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PLAN OF DISTRIBUTION

From time to time after the date of this prospectus, we will directly offer and issue the shares of Common Stock issuable under the Warrants to the warrant holders upon the exercise of the Warrants in accordance with their terms. For the warrant holders to exercise the Warrants, there must be an effective registration statement and a current prospectus under the Securities Act covering the offering and sale of Common Stock issuable upon the exercise of the Warrants or an available exemption from registration under the Securities Act.

If at any time after the Warrants are exercisable there is no effective registration statement on file with the SEC registering, or no current prospectus available for, the issuance or resale of the shares of our Common Stock issuable upon exercise of the Warrants, the Warrants may be exercised by means of a “cashless exercise” and we will not receive any proceeds at such time.

EXPERTS

The consolidated financial statements of Real Goods Solar, Inc. and its subsidiaries, as of and for the years ended December 31, 2015 and December 31, 2016, incorporated in this Prospectus by reference from the Real Goods Solar, Inc. Annual Report on Form 10-K for the year ended December 31, 2016 have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their report incorporated herein by reference, and have been incorporated in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Common Stock issued upon exercise of the Warrants will be passed upon for us by Brownstein Hyatt Farber Schreck, LLP, Denver, Colorado.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus and any accompanying prospectus supplement, and information that we file with the SEC subsequent to this prospectus and any accompanying prospectus supplement and prior to the termination of the particular offering referred to in a prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act unless specifically incorporated by reference herein or therein):

•	Our Annual Report on Form 10-K for the year ended December 31, 2016, filed March 10, 2017 as amended by Amendment No. 1 to Annual Report on Form 10-K/A, filed April 11, 2017;

•	Our Quarterly Reports on Form 10-Q for the period ended March 31, 2017, filed May 10, 2017;

•	Our current reports on Form 8-K (including amendments thereto) filed, January 9, 2017, January 24, 2017, January 26, 2017 (other than information furnished pursuant to Item 2.02 and Item 7.01 of Form 8-K), January 30, 2017, January 31, 2017, February 1, 2017 (other than information furnished pursuant to Item 7.01); February 2, 2017, February 6, 2017, February 8, 2017 (other than information furnished pursuant to Item 7.01), February 9, 2017 (other than information furnished pursuant to Item 7.01), February 10, 2017, May 24, 2017, and June 5, 2017; and

•	The description of our Class A common stock contained in our registration statement on Form 8-A filed May 5, 2008 including any other amendments or reports filed for the purpose of updating such description (other than any portion of such filings that are furnished under applicable SEC rules rather than filed).

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We also incorporate by reference all documents we subsequently file with the SEC (other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing of the registration statement of which this prospectus is a part (including prior to the effectiveness of the registration statement) and prior to the termination of the offering. Any statement in a document incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such statement. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 or corresponding information furnished under Item 9.01 or related exhibits of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in this, prospectus.

This prospectus is part of a registration statement on Form S-3 that we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC’s Public Reference Room or through its website.

We will provide, without charge and upon oral or written request, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any of the documents referred to above as being incorporated by reference into this prospectus but not delivered with it. You may obtain a copy of these filings, at no cost, by writing or calling us at Real Goods Solar, Inc., 110 16th Street, 3rd Floor, Denver, Colorado 80202, (303) 222-8300.

Exhibits to the filings will not be provided, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room in Washington, D.C. at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.

You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. We maintain a website at http://www.rgsenergy.com with information about our company. Information contained on our website or any other website is not incorporated into this prospectus and does not constitute a part of this prospectus. Our website address referenced above is intended to be an inactive textual reference only and not an active hyperlink to our website.

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